Exhibit 15
Acknowledgement of Ernst & Young LLP

Board of Directors
Respironics, Inc. and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements (Post Effective Amendment No.1 on Form S-8 to Form S-4 No. 333-43703) pertaining to the Healthdyne Technologies, Inc. 1996 Stock Option Plan, Healthdyne Technologies, Inc. Stock Option Plan, Healthdyne Technologies, Inc. Nonemployee Director Stock Option Plan, and Healthdyne Technologies, Inc. Stock Option Plan II; (Form S-8 No. 333-22639) pertaining to the 1997 Employee Stock Purchase Plan; (Form S-8 No. 333-16721) pertaining to the Respironics, Inc. Retirement Savings Plan; (Form S-8 No. 33-89308 and Form S-8 No. 333-74510) pertaining to the 1992 Stock Incentive Plan; (Form S-8 No. 33-44716 and Form S-8 No. 333-74504) pertaining to the 1991 Nonemployee Directors' Stock Option Plan; (Form S-8 No. 33-36459) pertaining to the Amended and Restated Incentive Stock Option Plan of Respironics, Inc. and Gerald E. McGinnis and the Consulting Agreement dated July 1, 1988 between Respironics, Inc. and Mark H. Sanders, M.D.; (Form S-8 No. 333-87335) pertaining to the Respironics, Inc. 1997 Non-Employee Directors' Fee Plan; (Form S-8 No. 333-56812) pertaining to the Respironics, Inc. 2000 Stock Incentive Plan; and (Form S-8 No. 333-74506) pertaining to the Respironics, Inc. 2002 Employee Stock Purchase Plan of our report dated January 22, 2002 relating to the unaudited condensed consolidated interim financial statements of Respironics, Inc. and Subsidiaries that are included in its Form 10-Q for the three-month and six-month periods ended December 31, 2001.

                                         /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 14, 2002